Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Carrols Restaurant Group, Inc. and subsidiary (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing the Annual Report on Form 10-K of the Company for the year ended January 1, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Rochester, New York
September 26, 2017